MASTER LICENSE AGREEMENT

This MASTER LICENSE AGREEMENT (“ Agreement”) is made and entered into as of August 30, 1994, by and between FOSSIL, INC., a Delaware corporation (hereinafter referred to as “Licensor”) with a principal office at 2280 N. Greenville, Richardson, Texas 75082, as Licensor, and FOSSIL PARTNERS, L.P., a Texas limited partner., as well as any operating subsidiary and affiliates of Licensor that becomes a party hereto after the date hereof (hereinafter referred to collectively as “Licensees” and each a “Licensee”).

WITNESSETH:

WHEREAS, Licensor owns rights in certain trademarks (and the current applications for federal registration of certain other trademarks), as well as the goodwill associated with such trademarks and applications for trademarks;

WHEREAS, each Licensee desires to obtain a nonexclusive license to use such intellectual property rights in connection with the sale, marketing and distribution of certain goods; and

WHEREAS, Licensor is willing to grant such a license to each such Licensee under the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, and subject to the terms and conditions of this Agreement. Licensor and each Licensee (severally, but not jointly) agree as follows:

ARTICLE I

License Grant

(a)           Licensor grants to each Licensee the nonexclusive right and license to use the Marks (as defined below) in connection with the Licensed Goods (as defined below) during the tenn of this Agreement.

(b)           “Marks” is defined in this Agreement as (i) the trademarks listed in Schedule A (as such may be supplemented or amended from time to time) attached hereto, having the federal registrations shown on Schedule A, and (ii) the trademarks listed in Schedule B for which applications for registration are pending in the U.S. Patent and Trademark Office as listed in Schedule B (as such may be supplemented or amended from time to time) attached hereto.

(c)           “Licensed Goods” is defined in this Agreement as all goods bearing the Marks as authorized by Licensor from time to time.

(d)           Each Licensee agrees that Licensor retains full ownership of the Marks and the goodwill associated with the Marks, that no Licensee shall acquire any rights in the Marks other than those rights expressly granted by Licensor pursuant to and during the term of this Agreement, and that use of the Marks by any Licensee inures to the benefit of Licensor.  Each Licensee agrees to cooperate fully with Licensor in securing and maintaining the goodwill of Licensor in the Marks, and to execute and deliver any and all agreements, instruments and other documents necessary or appropriate to secure, maintain and evidence such goodwill of Licensor in the Marks.

ARTICLE II

Term

The term of this Agreement shall commence on August 31, 1994, and shall initially be for the 12-month period immediately following such date. This Agreement shall automatically be renewed for successive 12-month periods unless, prior to the end of the initial term or any renewal tenn, Licensor or Licensee gives the other party notice of its intention not to renew this Agreement, in which case this Agreement shall not be renewed with respect to each Licensee who has given such notice to Licensor or who has been given such notice by Licensor.

ARTICLE III

Default, Termination

(a)           In the event that either Licensor or any Licensee is in breach of or default under the terms of this Agreement (a “Default”), the other party may serve on the defaulting party a notice of default (“Notice of Default”) specifying the nature of the Default. If the Default is not cured within fifteen (IS) days from service of the Notice of Default, the other party may then serve a notice (the “Termination Notice”) that it is terminating this Agreement and the Agreement shall be automatically terminated, in which case this Agreement shall be terminated with respect to each Licensee who has served such Termination Notice on Licensor or upon whom such Termination Notice has been served by the Licensor. Notwithstanding the foregoing, this Agreement shall be terminated immediately without notice as to any Licensee in the event of the bankruptcy or judicial or administrative declaration of insolvency of such Licensee, or in the event that such Licensee makes any assignment for the benefit of creditors (such events being collectively referred to hereinafter as “Events of Automatic Termination” and each an “Event of Automatic Termination’’), provided, however, that such termination without notice shall apply only with respect to the Licensee or Licensees to whom such an Event of Automatic Termination has occurred, and the license of each of the other Licensees to whom such an Event of Automatic Termination has not occurred shall continue without regard to the status of the license of such Licensee or Licensees subject to such Event of Automatic Termination.

(b)           Upon expiration or termination of this Agreement for any reason, all rights granted to a Licensee hereunder shall cease, and any such Licensee will immediately refrain from further use of the Marks, take down all signs displaying the Marks, and destroy or return to Licensor all other materials containing, displaying or using the Marks.

ARTICLE IV

Royalty Payments

Licensor acknowledges and agrees that Licensee will incur expenses related to the marketing and promotion of the Licensed Good as well as increasing the recognition and goodwill associated with the Marks covered by this agreement. In consideration of Licensee’s agreement and undertaking to incur such expenses and to use its best efforts to increase the notoriety and consumer awareness of the Marks, all for the benefit of Licensor. Licensor and Licensee agree that no royalty payment or licensing fee shall be payable by Licensee to Licensor hereunder.

ARTICLE V

Books of Account and Records

Each Licensee agrees to keep accurate books of account and records covering all transactions relating to the Licensed Goods. Licensor and its authorized representatives shall have the right to examine and copy said books of account and other records; provided, however, that such examination and copying shall be done at the usual place of business (and only during reasonable hours) of the Licensee whose books of account and records Licensor desires to examine and copy. unless such restrictions are not required by said Licensee.

ARTICLE VI

Quality Control; Advertising Materials

(a)           Each Licensee agrees to maintain such quality of Licensed Goods sold or otherwise provided under or in connection with the Marks in accordance with specifications set forth by Licensor from time to time. Licensor reserves the right to inspect the quality of such services to ensure that the quality required is maintained.

(b)           Licensor may from time to time require any Licensee to furnish Licensor samples of advertising or other promotional materials to be used in connection with the Licensed Goods. Each Licensee agrees that it will use the Marks in any reasonable manner required by Licensor in order to identify Licensor’s rights in such Marks.

ARTICLE VII

Indemnity/Hold Harmless

Each Licensee agrees that it is wholly responsible for all goods offered or sold by it, and that Licensor shall have no liability for or in connection with any services offered, sold or otherwise provided by Licensee in connection with the Marks. Each Licensee severally agrees to indemnify and hold harmless Licensor and the officers, directors, shareholders, employees and agents of Licensor, from and against any and all claims, demands, causes of action, damages, costs and expenses, including court costs and reasonable attorneys’ fees, caused by or arising out of or in connection with the use by such Licensee of the Marks or the offer, sale or provision of any such services by a Licensee, including without limitation, claims or actions for negligence, breach of contract, strict liability and patent or copyright infringement.

ARTICLE XIII

Miscellaneous

8.1           Headings. All article or section headings in this Agreement are for reference only and shall not be deemed to control or affect in any way the meaning or construction of any of the provisions hereof.

8.2           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.3           Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto,

8.4           Applicable Law. This Agreement shall be treated as though it were executed in Dallas county, Texas and shall for all purposes be. governed by and interpreted and enforced in accordance with the laws of the State of Texas, without regard to the choice of law principles thereof.  Each Licensee hereby agrees that any action arising out of this Agreement shall be litigated under the laws of the State of Texas in a Court of competent jurisdiction in Dallas county, Texas.

8.5           Notices. Any notice, request, consent or communication (collectively a “Notice”) under this Agreement shall be effective only if it is in writing and (a) personally delivered, (b) sent by certified or registered mail, return receipt requested, postage prepaid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (d) telexed or telecopied. with receipt confirmed, addressed, if to Licensor, as follows:

Fossil. Inc

2280 N. Greenville

Richardson, Texas 75082

Attention: General Counsel

and if to a Licensee, to the address of such Licensee on the books and records of Licensor, or to such other address or addresses as shall be furnished in writing by any party to the other party. Unless the sending party has actual knowledge that a Notice was not received by the intended recipient, a Notice shall be deemed to have been given, served and received (i) as of the date when personally delivered, (ii) three days after being deposited with the United States mail properly addressed, (iii) the next day after being delivered to said overnight delivery service, properly addressed and prior to such delivery service’s cut off time for next day delivery, or (iv) when receipt of the telex or telecopy is confirmed, as the case may be.

8.6           Entire Agreement; Modification. This Agreement contains the complete expression of the agreement between the parties with respect to the matters addressed herein and there are no promises, representations, or inducements except as herein provided. The terms and provisions of this Agreement may not be modified, supplemented or amended except in writing signed by both parties hereto. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

8.7           Assignment. Either party hereto shall have the right to assign this Agreement only to (i) any successor assignee of such party that may result from any merger, consolidation or reorganization or (ii) another corporation that acquires all or substantially all of such party’s assets, business and liabilities.

8.8           No Waiver. Failure by either party hereto to enforce at any time or for any period of time any provision or right hereunder shall not constitute a waiver of such provision or of the right of such party thereafter to enforce each and every such provision.

8.9           Severability. The provisions of this Agreement are severable, and if any provision shall be held illegal, invalid, or unenforceable, the parties affected thereby shall substitute for the affected provision an enforceable provision that approximates the intent and economic benefit of the affected provision as closely as possible, but all other provisions shall continue in full force and effect.

8.10                           Intent.

(a)           Notwithstanding anything herein to the contrary, it is the intent of the parties that Schedule A and Schedule B attached hereto may be supplemented or amended, from time to time, by Licensor, so as to add additional Marks (but no additional royalty under Article IV hereof shall be payable). Such supplement or amendment shall be effective upon notice by Licensor to a Licensee of such supplement or amendment, which such notice shall contain a copy of the supplemented or amended schedule for Licensee’s files.

(b)           No language herein shall be construed so as to give a right to Licensor to remove a Mark from the list of Marks in Schedule A or Schedule B, unless consented to in writing by each Licensee who would be affected by such removal; provided, however, that this provision shall not limit the ability of Licensor to utilize its remedies and/or rights specified in Article III hereof with respect to default and termination.

(c)           It is the intent of this Agreement that each Licensee is to be severally (but not jointly) bound to the provisions hereof. Nothing in this Agreement shall be construed so as to make any Licensee responsible for any action, liability, breach or default of any other Licensee to this Agreement; nor shall this

Agreement be construed so as to give any Licensee any rights or benefits to which any other Licensee under this Agreement may be entitled.

IN WITNESS WHEREOF, this Master License Agreement has been duly executed by the parties hereto as of the date first written above.

LICENSOR:

FOSSIL, INC.

By:	/s/ T. R. Tunnell
Name: T. R. Tunnell
Title:VP, Secretary & General Counsel

LICENSEE:

FOSSIL PARTNERS, L.P.

By Fossil, Inc./General Partner

By:	/s/ Randy S. Kercho
Name: Randy S. Kercho
Title: VP & CEO